POLICY ON CODE OF ETHICS FOR PRINCIPAL

EXECUTIVE AND SENIOR FINANCIAL OFFICERS

Applicability: All GSAM

This policy is applicable to GST, GS VIT, GST II, CEFs, ETFs, CEIF

A.	Preamble

Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission (the “SEC”) has adopted rules requiring annual disclosure of an investment company’s code of ethics applicable to its principal executive, principal financial and principal accounting officers. Goldman Sachs Trust, Goldman Sachs Variable Insurance Trust, Goldman Sachs Trust II, Goldman Sachs ETF Trust (together, the “Trusts”), Goldman Sachs Real Estate Diversified Income Fund (a “Closed-End Interval Fund”), and Goldman Sachs Closed-End Funds1 (the “Closed-End Funds” and together with the Trusts and Closed-End Interval Fund, the “Registrants”) have adopted this Code of Ethics (the “Code”)

pursuant to these rules.

B.	Covered Officers/Purpose of Code

This Code applies to the Principal Executive Officer and Principal Financial Officer/Principal Accounting Officer (the “Covered Officers”) of the Registrants for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that the Registrants files with, or submits to, the SEC and in other public communications made by the Registrants;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of this Code to an appropriate person or persons identified herein; and

•	accountability for adherence to this Code.

Each Covered Officer owes a duty to the Registrants to adhere to a high standard of business ethics and should be sensitive to situations that may give rise to both actual and apparent conflicts of interest. Each Covered Officer should encourage his or her colleagues who provide services to the Registrants, whether directly or indirectly, to do the same.

[1]	This Code shall apply to any closed-end management investment company managed by Goldman Sachs Asset Management, L.P. (“GSAM”) or an affiliated person of GSAM, as listed in Schedule A of this Code.

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POLICY ON CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

C.	Covered Officers Should Handle Actual and Apparent Conflicts of Interest Ethically

A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his or her service to, a Registrant. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, received improper personal benefits as a result of his or her position with the Registrant.

Certain conflicts of interest covered by this Code arise out of the relationships between Covered Officers and a Registrant and already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended (the “1940” Act), and the Investment Advisers Act of 1940, as amended (the “Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Registrant. The compliance programs and procedures of the Registrants and their investment advisers and distributor (as applicable) are designed to prevent or identify and correct violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures.

Although they typically do not present an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Registrants and their investment advisers and distributor (as applicable), of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties, be involved in establishing policies and implementing decisions which will have different effects on the investment advisers, the distributor (as applicable) and the Registrants. The participation of the Covered Officers in such activities is inherent in these contractual relationships and is consistent with the performance by the Covered Officers of their duties as officers of the Registrants and, if addressed in conformity with the provisions of the 1940 Act and the Advisers Act, will be deemed to have been handled ethically.

Other conflicts of interest are covered by this Code, even if such conflicts of interest are not subject to provisions in the 1940 Act and the Advisers Act. Covered Officers should keep in mind that the following list of prohibitions does not cover every possible situation. The overarching principle – that the personal interest of a Covered Officer should not be placed improperly before the interest of the Registrants – should be the guiding principle in all circumstances.

Each Covered Officer must:

•

not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Registrants whereby the Covered Officer would benefit personally to the detriment of the Registrants;

•	not cause the Registrants to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Registrants;

•	not use material non-public knowledge of portfolio transactions made or contemplated for the Registrants to profit personally or cause others to profit by the market effect of such transactions; and

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POLICY ON CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

•	report at least annually his or her affiliations and other relationships as requested in the Registrant’s annual Trustees and Officers Questionnaire.

There are some conflict of interest situations that may be material and should be discussed with the Secretary of a Registrant. Examples of these include:

•	any outside business activity that detracts from the ability of a Covered Officer to devote appropriate time and attention to his or her responsibilities as a Covered Officer of the Registrant;

•

the receipt of any non-nominal gifts related to the business of the Registrant that may be inconsistent with any policy on gifts established by the Registrant’s investment advisers and distributor (as applicable) from time to time; and

•

a direct or indirect personal financial interest in commissions, transaction charges or spreads paid by the Registrant for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

D.	Disclosure

Each Covered Officer:

•	must familiarize himself or herself with the disclosure requirements applicable to a Registrant and its disclosure controls and procedures;

•

must not knowingly misrepresent, or cause others to misrepresent, facts about the Registrant to others, whether within or outside the Registrant, including to the Registrant’s trustees and auditors and governmental regulators and self-regulatory organizations;

•

should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Registrant and its investment advisers and distributor and take other appropriate steps with the goal of promoting full, fair, accurate and timely disclosure in the reports and documents the Registrant files with, or submits to, the SEC and that are signed or certified by him or her; and

•	must cooperate with the Registrant’s independent accountants, regulatory agencies and internal auditors in their review or inspection of the Registrant and its operations.

E.	Compliance

It is the responsibility of each Covered Officer to otherwise promote adherence with the standards and restrictions imposed by applicable laws, rules and regulations.

F.	Reporting and Accountability

Each Covered Officer must:

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POLICY ON CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

•	upon adoption of this Code, affirm in writing that he or she has received and read this Code and understands it;

•	annually thereafter affirm that he or she has complied with the requirements of this Code;

•	not retaliate against any person for reports of potential violations that are made in good faith; and

•	notify the Secretary of a Registrant promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

The Secretary of the Registrant or the Chief Legal Officer of the Registrant is responsible for applying this Code to specific situations in the event questions are presented under it and has the authority to interpret this Code in any particular situation.

G.	Investigations and Enforcements

The Registrants will follow these procedures in investigating and enforcing this Code:

•	the Secretary of the Registrant or the Chief Legal Officer of the Registrant will take all appropriate action to investigate any violations and potential violations reported to him or her;

•	violations will be reported to the Board of Trustees (or Board of Managers, as applicable) of the Registrant (the “Board”) after such investigation;

•

if the Board determines that a violation has occurred, it will consider appropriate action, which may, without limitation, include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment advisers, distributor or their respective boards; or recommendation of the dismissal of the Covered Officer;

•	the Board will be responsible for granting waivers, as appropriate; and

•	any changes to or waivers of this Code will, to the extent required, be disclosed as required by SEC rules.

H.	Other Policies and Procedures

The Registrants’ and their investment advisers’ and distributor’s (as applicable) codes of ethics under Rule 17j-1 under the 1940 Act are separate requirements applying to the Covered Officers and others and are not part of this Code.

I.	Amendments

This Code may not be amended except in written form, which is specifically approved or ratified by the Board.

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POLICY ON CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

J.	Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and will be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters will not be disclosed to anyone other than the Board, the Registrants’ investment advisers and distributor (as applicable), and their respective counsel.

K.	Internal Use

This Code is intended solely for the internal use by the Registrants. This Code is a statement of certain fundamental principles, policies and procedures that govern the Covered Officers in the conduct of the Registrants’ business. It is not intended to and does not create any rights in any employee, investor, supplier, competitor, shareholder or any other person.

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POLICY ON CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

Schedule A

Goldman Sachs Closed-End Funds

Goldman Sachs MLP and Energy Renaissance Fund

Goldman Sachs Real Estate Diversified Income Fund

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POLICY ON CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

Additional Revision History2

•

December 18, 2019 (Addition of Goldman Sachs Credit Income Fund and Goldman Sachs Real Estate Diversified Income Fund and removal of Goldman Sachs Private Markets Fund 2018 LLC, Goldman Sachs Private Markets Fund 2018 (A) LLC and Goldman Sachs Private Markets Fund 2018 (B) LLC)

•	December 7, 2017 (Addition of Goldman Sachs Private Markets Fund 2018 LLC, Goldman Sachs Private Markets Fund 2018 (A) LLC and Goldman Sachs Private Markets Fund 2018 (B) LLC)

•	April 16, 2015 (Addition of Goldman Sachs ETF Trust)

•	August 14, 2014 (Addition of Goldman Sachs MLP and Energy Renaissance Fund)

•	October 17, 2013 (Addition of Goldman Sachs MLP Income Opportunities Fund)

•	April 16, 2013 (GST II - Initial Approval)

•	July 31, 2003 (GST - First web posting

[2]

Due to system limitations the revision history in this section was not migrated from PLS to GS DOCS. The revision history in this section is in addition to the Revision History at the end of this policy/procedure.

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POLICY ON CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

REVISION HISTORY

1.

Version 5.5, April 16, 2021 (Current version: Routine review cycle; Added Goldman Sachs Real Estate Diversified Income Fund, removed Goldman Sachs MLP Income Opportunities Fund from Appendix A, and made typographical changes.)

2.	Version 5.4, June 30, 2020 (Other; Removing GS Credit Income Fund)

3.	Version 5.3, April 09, 2020 (Other; Reformatting the revision history)

4.	Version 5.2, April 07, 2020 (Other; Reformatting, adding a footnote in the additional revision history section of the policy.)

5.	Version 5.1, April 02, 2020 (Onboard to new application/document format)

6.	Version 5.0, June 02, 2018 (Revised to combine the policy for GST and GSVIT with GST II, CEF, and ETF)

7.	Version 4.0, April 01, 2016 (GST - Revised to delete GS Credit Strategies Fund)

8.	Version 3.0, September 17, 2013 (Adding revision history; GST - Reviewed and re-approved without change)

9.	Version 2.0, June 28, 2013 (Reviewed and reapproved without change)

10.	Version 1.0, March 10, 2012 (New Document)

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